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Ingersoll Rand Completes Sale of its Road Development
Business Unit for $1.3 Billion

Hamilton, Bermuda, April 30, 2007—Ingersoll-Rand Company Limited (NYSE:IR) today announced that it has completed the sale of its Road Development business unit to AB Volvo, in all countries except India which is expected to close shortly, for cash proceeds of approximately $1.3 billion. The Road Development business unit manufactures and sells asphalt paving equipment, compaction equipment, milling machines, and construction-related material handling equipment.

“The sale of the Road Development business reflects our strategy to transition away from capital-intense, heavy-machinery businesses and improves the company’s efforts to achieve aggressive financial objectives consistently over the long term,” said Herbert L. Henkel, chairman, president and chief executive officer. “Overall, the sale will generate net cash proceeds of approximately $1.05 billion for Ingersoll Rand.

“We will use the proceeds of this sale, in conjunction with our strong cash flow, to supplement our organic growth with acquisitions that extend our product lines, expand our geographic markets, and enhance our recurring revenue streams, as well as to increase our share repurchase activity.

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This news release includes "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.

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These risks and uncertainties include, but are not limited to: fluctuations in the condition of, and the overall political landscape of, the economies in which we operate; our competitive environment; material changes in technology or technology substitution; our ability to attract, train and retain highly-qualified employees; unanticipated climatic changes; changes in governmental regulation; the costs and effects of legal and administrative proceedings; changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; currency fluctuations; our ability to complete acquisitions on financially attractive terms and successfully integrate them with our other businesses; and the impact of new accounting standards. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including, but not limited to, its report on Form 10-K for the year ended December 31, 2006.

Ingersoll Rand is a leading diversified industrial company providing products, services and integrated solutions to industries ranging from transportation and manufacturing to food retailing, construction, and agriculture. With a 135-year-old heritage of technological innovation, we help companies worldwide to be more productive, efficient and innovative. In every line of our business, Ingersoll Rand enables companies and their customers to create progress. For more information, visit www.ingersollrand.com.